Exhibit 10(1)
February 20, 2009
John J. O’Connor
6 Stonefalls Court
Rye Brook, New York 10573

Re:	Restrictive Agreement and General Release
Dear John:
          You have advised us, and you hereby confirm, that you have elected to retire from employment with Hess Corporation (the “Company”) effective as March 31, 2009 (your “Termination Date”), and to resign as a director of the Company and as a director and officer of its subsidiaries and affiliates on or prior to your Termination Date. This Restrictive Agreement (this “Agreement”), together with the General Release attached hereto as Exhibit A (the “General Release”), confirms the agreements we have made in connection with your retirement.
          You currently hold options to purchase shares of common stock of the Company (collectively, the “Options”) granted pursuant to the Amerada Hess Corporation Second Amended and Restated 1995 Long-Term Incentive Plan (the “1995 Plan”) and your applicable stock option agreements. The grant dates and number of shares covered by the portion of the Options that are not fully vested on the date hereof are as follows:

Grant Date	Number of Shares
February 7, 2007	70,000
February 6, 2008	100,000
          The terms and conditions of your stock option agreements provide that these unvested Options will be forfeited in their entirety and you will have no further rights with respect thereto upon your Termination Date, and those Options which have vested will remain exercisable only for 60 days after your Termination Date. Notwithstanding any contrary provision of your stock option agreements evidencing the Options, but subject to the effectiveness of this Agreement and the General Release and the limitations set forth below, the Company is prepared to provide that, following your Termination Date, the Options listed in the schedule set forth above will continue to become exercisable on the dates set forth in your applicable stock option award agreements, and such Options, together with any other Options

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held by you, to the extent exercisable, may be exercised at any time through the expiration date stated in the applicable stock option agreements.
     You also currently hold awards of an aggregate of 170,000 shares of unvested restricted stock pursuant to the 1995 Plan and your applicable restricted stock award letters dated as of March 6, 2008 and September 19, 2008. In accordance with the terms and conditions of your restricted stock award letters these unvested restricted stock awards will be forfeited in their entirety and returned to the Company, and you will have no further rights with respect thereto upon your Termination Date. Subject to the effectiveness of this Agreement and the General Release and the limitations set forth below, following your Termination Date, the Company will make the following cash payments (“Additional Payments”) to you (or, in the event of your death, the legal representative of your estate) on or within 30 days following the respective payment dates set forth below:

Payment Date	Payment Amount
February 7, 2010	$5,000,000
March 5, 2011	$5,000,000
          (1) In consideration for the Company’s provision for the continued vesting and the extension of the exercise period of Options and payment of the Additional Payment described above to which you are not otherwise entitled, you agree that during the period commencing on your Termination Date and ending on March 31, 2011 (the “Restricted Period”), you will not, directly or indirectly, in any manner or capacity:
     (i) be employed by, serve as a director or manager of, act as a consultant to or maintain any material ownership interest in, any business that competes with the business of the Company or any subsidiary or affiliate thereof (“Subsidiary”), including, without limitation, any business which is engaged in the business of exploring for, or developing or producing, crude oil or natural gas (provided that your ownership of securities of less than one percent (1%) of any class of securities of a public company shall not, by itself, be considered to be a material ownership interest);
     (ii) disclose to or use for the benefit of yourself or any third party any confidential or proprietary information of the Company or any Subsidiary, including, without limitation, any such information relating to the Company’s or any Subsidiary’s exploration and production business, except for information that is or becomes public other than through your breach of this provision or as otherwise agreed in writing by the Company;
     (iii) employ, solicit for employment or assist or advise any other person in soliciting for employment any employee or consultant of the Company or any Subsidiary (except on behalf of the Company or any Subsidiary), or otherwise interfere with the relationship between the Company or any Subsidiary and any such employee or consultant;

     (iv) interfere with the relationship between the Company or any Subsidiary and any person (including, without limitation, any business or governmental entity) that is, or, during the six months immediately preceding any such activity, was, a client, customer, supplier, licensee or partner of the Company or any Subsidiary, or had any other business relationship with the Company or any Subsidiary;
     (v) make any statements, or assist any other person to make statements, or release information, intended to disparage or defame the Company or any Subsidiary or their respective directors, officers or employees; and
     (vi) otherwise engage in any activity materially detrimental to the business, reputation or interests of the Company or any Subsidiary (each as determined by the Compensation and Management Development Committee of the Board of Directors of the Company (the “Committee”) in its discretion).
In the event that the Committee determines that during the Restrictive Period you have breached or violated any provision of this Agreement or your confidentiality, intellectual property or other restrictive covenants or agreements in favor of the Company or a Subsidiary, including without limitation the Non-Disclosure Agreement and the Non-Competition and Assignment Agreement, each dated October 15, 2001, between you and the Company (collectively, the “Prior Agreements”), or any other material agreement between you and the Company or a Subsidiary, then: (a) you shall not be entitled to receive any Additional Payments otherwise payable thereafter, (b) you shall re-pay to the Company any Additional Payments previously paid to you, (c) the Options shall immediately terminate in their entirety, and (d) you shall pay to the Company any Option Gain that you realized as the result of any exercise of the Options; provided, however, that you shall be entitled to retain $100,000 of Additional Payments in consideration for your release of claims against the Company as provided in the General Release. For purposes of this Agreement, “Option Gain” shall be the gain represented by the product of the excess of the Fair Market Value (as defined in the 1995 Plan) of a share of Company common stock on the date of exercise of an Option over the Per Share Exercise Price (as stated in your applicable stock option award agreement), multiplied by the number of shares subject to the Option, or portion thereof, exercised, without regard to any subsequent decrease or increase in the Fair Market Value of those shares, reduced by the amount of any income or social security taxes that you paid to the Company or a Subsidiary in respect of such exercise.
          (2) You shall satisfy any obligation that you owe to the Company under paragraph (1) above promptly after you incur such obligation by payment in cash to the Company; however, in lieu thereof, the Company may elect to deduct the unpaid amount of any such obligation owed by you to the Company from any payment of any kind otherwise due to you, including, but not limited to, wages or other compensation, fringe benefits, or vacation pay (to the extent permitted by applicable law).
          (3) The Committee may release you from any or all obligations that you owe to the Company pursuant to the foregoing provisions of this Agreement, and/or waive, in whole or in part, the application of such provisions to you if the Committee determines, in its discretion, that such release or waiver is in the best interests of the Company.

          (4) The foregoing provisions of this Agreement shall not constitute the Company’s exclusive remedy for your engagement in activities, or other circumstances, described in paragraph (1) above. The Company may seek any additional legal or equitable remedy, including additional money damages and injunctive relief, in any such circumstances. The foregoing provisions of this Agreement and any amounts payable by you hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.
          In order to be eligible to receive the continued vesting and exercisability of the Options and the Additional Payments, as described above, to which you are not otherwise entitled, you are required to agree to the terms contained in this Agreement and in the General Release attached hereto as Exhibit A, by signing and returning this Agreement and the General Release and not revoking this Agreement or the General Release as provided below.
          You will promptly return to the Company all documents, materials and property in your possession, custody or control that are the property of the Company or any Subsidiary.
          You agree that you will cooperate with the Company (or its subsidiaries, affiliates or related entities) and its (or their) legal counsel in connection with any current or future investigation or litigation relating to any matter with which you were involved or of which you have knowledge or which occurred during your employment by the Company. Such assistance will include, but not be limited to, depositions and testimony and will continue until such matters are resolved, and the Company will provide you with reasonable notice whenever possible of the need for your cooperation. You also agree during the Restricted Period to make yourself available to consult from time to time with the Chief Executive Officer of the Company or any employee of the Company whom he shall designate on such matters as the Chief Executive Officer may reasonably request. The Company shall reimburse you for all reasonable out-of-pocket costs (excluding any attorneys’ fees or expenses) incurred by you in connection with any such cooperation, assistance or consultation, subject to receipt by the Company of reasonable documentation of such costs.
          You agree that any provisions of any applicable documents (including, but not limited to, the Prior Agreements) which contain your obligations that extend beyond your employment with the Company will continue to remain in full force and effect.
          All amounts payable or provided under this Agreement are subject to the withholding of all applicable taxes and deductions required by any applicable law.
          Since your execution of the General Release releases the Company and certain other persons from all claims you may have, you should review this Agreement and the General Release carefully before signing this Agreement and the General Release. You can take twenty-one (21) days from your receipt of this Agreement and the General Release to consider their meaning and effect and to determine whether you wish to enter into them. During that time, you are advised to consult with anyone of your choosing, including an attorney, prior to executing this Agreement and the General Release.
          Once you have signed this Agreement and the General Release, you may choose to revoke your execution within seven (7) days. Any revocation of this Agreement and the

General Release must be in writing and personally delivered to Brian Bohling, Senior Vice President, Hess Corporation, 1185 Avenue of the Americas, New York, NY 10036, or if mailed, postmarked within seven (7) days of the date upon which it was signed by you.
          TO RECEIVE THE PAYMENTS AND OTHER BENEFITS DESCRIBED ABOVE, YOU MUST SIGN (AND HAVE NOTARIZED) AND RETURN THIS AGREEMENT, AND SIGN AND RETURN THE ATTACHED GENERAL RELEASE ON MARCH 31, 2009, AND DELIVER THE ATTACHED LETTER INDICATING THAT YOU HAVE NOT REVOKED THIS AGREEMENT AND THE GENERAL RELEASE SEVEN (7) DAYS AFTER THE DATE YOU SIGN THE GENERAL RELEASE. This Agreement and the General Release should be returned to Brian Bohling, Senior Vice President, Hess Corporation, 1185 Avenue of the Americas, New York, NY 10036. The Company will not pay or provide any payments or benefits pursuant to this Agreement until after the seven (7) day period expires and the Company receives the attached letter indicating that you have not revoked this Agreement and General Release.
          If any portion of this Agreement and/or the General Release is found to be unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then such portion will apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law. If any such portion cannot be modified to be enforceable, such portion will be deemed severed from this Agreement and/or the General Release, as applicable, and will not affect the validity or enforceability of the remainder of this Agreement and the General Release.
          This Agreement together with the General Release contain the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein and in the General Release, and that you have not relied on any other representations in executing this Agreement and the General Release. This Agreement and the General Release may be modified only in a document signed by the parties and referring specifically hereto.

Sincerely yours,

Hess Corporation

by:	/s/ John B. Hess
John B. Hess
Chairman of the Board and Chief Executive Officer

ACKNOWLEDGMENT
          I AGREE TO THE TERMS AND CONDITIONS SPECIFIED IN THIS RESTRICTIVE AGREEMENT, AND, BY SIGNING THE ATTACHED GENERAL RELEASE, I INTEND TO WAIVE AND RELEASE ALL CLAIMS THAT I MAY HAVE AGAINST THE COMPANY AND OTHER PARTIES DESCRIBED IN THE ATTACHED GENERAL RELEASE. I UNDERSTAND THAT THE GENERAL RELEASE CREATES A TOTAL AND UNLIMITED RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, EXISTING AS OF ITS DATE THAT I MAY HAVE AGAINST THE COMPANY AND THE OTHER RELEASED PARTIES.
          I HAVE HAD AMPLE TIME TO REVIEW THIS AGREEMENT AND TO CONSIDER MY GENERAL RELEASE OF ALL CLAIMS AS SET FORTH IN THE GENERAL RELEASE. I AM SIGNING THIS AGREEMENT AND, WHEN SIGNED, THE GENERAL RELEASE KNOWINGLY, VOLUNTARILY AND WITH FULL UNDERSTANDING OF THEIR TERMS AND EFFECTS. I UNDERSTAND THAT I CAN TAKE TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT AND THE GENERAL RELEASE TO DETERMINE WHETHER I WISH TO SIGN THEM, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THEM, AND THAT I HAVE SEVEN (7) DAYS FROM THE DATE I SIGN THE GENERAL RELEASE TO REVOKE THEM.
          I ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATIONS OR STATEMENTS NOT SET FORTH HEREIN AND/OR IN THE GENERAL RELEASE. I WILL NOT DISCLOSE THIS AGREEMENT AND/OR THE GENERAL RELEASE TO ANYONE EXCEPT TO MY IMMEDIATE FAMILY AND ANY TAX, LEGAL OR OTHER COUNSEL THAT I HAVE CONSULTED REGARDING THE MEANING OR EFFECT OF THIS AGREEMENT AND THE GENERAL RELEASE, EXCEPT AS OTHERWISE REQUIRED BY LAW.
          In witness hereof, I have executed this Restrictive Agreement this fifth day of March, 2009.

/s/ John J. O’Connor
John J. O’Connor

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)
          On this 5th day of March, 2009, before me, a Notary Public of the State of New York, personally appeared John J. O’Connor, to me known and known to me to be the person described and who executed the foregoing agreement and did then and there acknowledge to me that he voluntarily executed the same.

/s/ Jacqueline Asadu-Adjaye
Notary Public
YOU MUST RETURN THIS ENTIRE RESTRICTIVE AGREEMENT AND THE ATTACHED GENERAL RELEASE AND THE ACKNOWLEDGMENT PAGES.

April 8, 2009
Brian Bohling, Senior Vice President
Hess Corporation
1185 Avenue of the Americas
New York, New York 10036

Re:	Restrictive Agreement and General Release
Dear Mr. Bohling:
          On March 5, 2009, I executed a Restrictive Agreement and on March 31, 2009 I executed the General Release attached thereto between Hess Corporation and me. I was advised in writing to consult with an attorney of my choosing prior to signing the Restrictive Agreement and the General Release.
          At least seven (7) days have elapsed since I executed the above-mentioned Restrictive Agreement and General Release, and I have not revoked my acceptance or execution thereof. I hereby request continued vesting and exercisability of my Options and the Additional Payments (as defined in that Restrictive Agreement), in accordance with the terms and conditions of that Restrictive Agreement and General Release.

Very truly yours,
/s/ John J. O’Connor
John J. O’Connor